Exhibit 99

Investor Contact:
Robert G. Burrows
Vice President, Investor Relations
240-631-3280
BurrowsR@ebsi.com

Media Contact:
Lynn Kieffer
Vice President, Corporate Communications
240-631-3391
KiefferL@ebsi.com

EMERGENT BIOSOLUTIONS COMPLETES ACQUISITION OF ACAM2000® BUSINESS FROM SANOFI

GAITHERSBURG, Md., October 6, 2017—Emergent BioSolutions Inc. (NYSE: EBS) announced today that it has completed its acquisition of Sanofi's ACAM2000®, (Smallpox (Vaccinia) Vaccine, Live) business, which includes ACAM2000, the only smallpox vaccine approved by the U.S. Food and Drug Administration (FDA), a cGMP live viral manufacturing facility and office and warehouse space both in Canton, Massachusetts, and a cGMP viral fill/finish facility in Rockville, Maryland. With this acquisition, Emergent also plans to assume responsibility for an existing 10-year contract with the Centers for Disease Control and Prevention (CDC), originally valued at up to $425 million and with a remaining value of up to approximately $160 million, for the delivery of ACAM2000 to the Strategic National Stockpile (SNS) and establishing U.S.-based manufacturing of ACAM2000. The completion of the acquisition follows the satisfaction or waiver by the parties, as applicable, of all closing conditions, including termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act), as amended.

"Emergent is pleased with the closing of this transaction, which expands our portfolio of revenue-generating products, strengthens our manufacturing capabilities, and grows our workforce of talented and committed professionals," said Daniel J. Abdun-Nabi, president and chief executive officer of Emergent BioSolutions. "We look forward to integrating the ACAM2000 business into our operations and working with the U.S. government to ensure an uninterrupted supply of ACAM2000 to the SNS."

At the closing, Emergent paid $97.5 million in an upfront payment and $20 million in milestone payments earned as of the closing date tied to the achievement of certain regulatory and manufacturing-related milestones, for a total payment in cash of $117.5 million. The agreement includes a potential milestone payment of up to $7.5 million, tied to the achievement of the remaining regulatory milestone event.

Facility Licensure and Resumption of ACAM2000 Deliveries
With the closing of the transaction, Emergent expects to complete the tech transfer of an upstream portion of ACAM2000 manufacturing to the Canton facility. Fulfillment of all remaining product deliveries under the existing CDC contract is contingent on Emergent successfully securing FDA approval of a recent supplemental Biologics License Application (sBLA) submission.

The company anticipates resuming deliveries of ACAM2000 under the existing CDC contract in 2018. In addition, the CDC contract will expire and be up for renewal or extension in 2018 and the company intends to negotiate a follow-on, multi-year contract with the U.S. government to ensure the continued supply of ACAM2000 to the SNS.

2017 Financial Forecast
The company will be issuing financial results in early November for the three and nine months ended September 30, at which time it will provide an update on the impact of this transaction on full-year 2017 guidance.

About ACAM2000
ACAM2000 is the primary smallpox vaccine designated for use in a bioterrorism emergency, with more than 230 million doses having been supplied to the U.S. Strategic National Stockpile. ACAM2000 is also licensed in Australia and Singapore, and is currently stockpiled both in the U.S. and internationally.

About Smallpox
Smallpox is a highly contagious disease caused by the variola virus, a member of the Orthopox virus family. According to the CDC, it is one of the most devastating diseases with a mortality rate as high as 30%. Smallpox is classified by the CDC as a Category A bioterrorism agent and the U.S. government continues to invest in countermeasures to protect the nation from this threat. Governments around the world are also taking precautionary measures to be ready to deal with a potential smallpox outbreak.

About Emergent BioSolutions
Emergent BioSolutions Inc. is a global life sciences company seeking to protect and enhance life by focusing on providing specialty products for civilian and military populations that address accidental, intentional, and naturally emerging public health threats. Through our work, we envision protecting and enhancing 50 million lives with our products by 2025. Additional information about the company may be found at www.emergentbiosolutions.comemergentbiosolutions.com. Follow us @emergentbiosolu.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding the expected FDA licensure of the U.S. manufacturing facility for ACAM2000, the anticipated delivery schedule under the existing CDC contract, the potential opportunities and financial impact of the transaction, and any other statements containing the words "believes," "expects," "anticipates," "intends," "plans," "targets," "forecasts," "estimates" and similar expressions are forward-looking statements. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including our ability to successfully integrate the business and realize the benefits of the transaction; the timing of expected FDA approval of the sBLA; our ability to extend or to otherwise deliver under the ACAM2000 contract with the CDC upon its expiration in 2018; the timing and yearly volume of product deliveries to the CDC once such deliveries have resumed under the current contract; the availability of funding and the exercise of options under the current contract for ACAM2000; and our ability to secure a follow-on, multi-year contract with the CDC.

The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

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